Mike:
Thank you, ___________, and welcome everyone to National Research Corporation’s third quarter 2010 conference call.  My name is Mike Hays, the Company’s CEO, and joining me on the call today is Pat Beans our Chief Financial Officer.

Before we commence our remarks, I would ask Pat to review conditions related to any forward-looking statements that may be made as part of today’s call.  Pat.

Pat:
Thank you, Mike.

This conference call includes forward-looking statements related to the Company that involve risks and uncertainties that could cause actual results or outcomes to differ materially from those currently anticipated.  These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  For further information about the facts that could affect the Company's future results, please see the Company's filings with the Securities and Exchange Commission.  With that, I’ll turn it back to you, Mike.

Mike:
Thank you, Pat.

To begin, clearly one of the highlights of the third quarter was our record-breaking sales performance.  The Company recorded $5.4 million in net new contracts for the quarter.  This level of performance is especially noteworthy given we had just recorded $3.8 million in net new contracts in the second quarter, which in and of itself was the highest quarterly sales performance in the past two years.  Combining these past two quarters, the Company has achieved $9.2 million in net new contracts which now surpasses all of 2009.

Another positive event previously announced, was the acquisition of OCS in the third quarter.  Before I provide an update on the OCS integration, new product activities and other highlights, I’ll have Pat review the financial performance for the quarter.

Pat
For the third quarter, we saw revenue growth in NRC Picker U.S. for the first time in many quarters.  In addition, all of the other Business Units except NRC Picker Canada showed increases compared to the same quarter 2009.  With the two back-to-back great quarters of net new contracts, we are in the position to have increased revenue growth as these contracts convert to revenue.  Revenue was $16 million, up 18% compared to the prior year.  Operating margin was 22% with operating income at $3.5 million, an increase of 6% over the prior year.  Net income was $2.1 million, up 7%, and diluted earnings per share was $0.32, up 8%.

With the exclusion of the direct transaction cost of the OCS acquisition of $187,000 for the quarter and $286,000 for the year, net income would have been $2.3 million for the quarter, or 14% of revenue, up 13%.  For the year, the net income would have been $7.1 million or 15% of revenue, an increase in net income of 14%.

The increase in revenue was driven by NRC Picker’s return to positive growth compared to 2009, adding OCS, and double-digit revenue and operating income growth in The Governance Institute, My InnerView and Ticker divisions.  Operating income was impacted by the OCS transaction costs, as well as costs associated with the new rollout of Illuminate.

The Governance Institute’s third quarter sales were a record for this division and will be recognized over the next twelve months, helping expand the margins for this division going forward.

My InnerView’s third quarter sales were also strong adding to the great growth trends for the last three quarters which has enabled the division to maintain it double-digit revenue growth for the past two quarters in a row.  In addition, given subscription pricing, the average new sale is three times greater than last year.

Operating expenses were $12.5 million for the quarter, up $2.3 million or 23% compared to the third quarter 2009.  This is largely the result of increased direct costs associated with servicing the additional revenue, as well as in selling, general and administrative expenses, and depreciation and amortization.  Our operating margin was 22% for the quarter, compared to 24% in the third quarter of 2009.  Our operating margin was up three percentage points compared to the second quarter this year.  Excluding the direct costs associated with the acquisition of OCS, our operating margins would have been 23% in the third quarter and 25% year to date.  Our goal is 25% operating margin and we anticipate it to be back in that range for the full year of 2010.

Direct costs for the quarter were $6 million or 38% of revenue.  As a percent of revenue, direct costs were down three percentage points, driven in part by the increases in revenue of Ticker, TGI and the new OCS division, where we realized the margin expansion of a subscription-based model.  We will continue to work to expand our revenue base into products that are subscription-like models which will help maintain and improve the margins.

The selling, general and administrative expenses for the quarter were $5.3 million or 33% of revenue.  This is up $1.5 million compared to the prior year, driven by the costs associated with the new OCS division, additional transaction costs related to the OCS acquisition, the start-up cost of the Illuminate division, sales expansion largely in the NRC Picker group, and the addition of several leadership positions.  With the sales expansion program and additional depth of leadership continuing, SG&A as a percent of revenue will continue to be on the higher side of our goal thru 2010.

The depreciation and amortization expense for the quarter was $1.2 million or 8% of revenue.  Depreciation and amortization will increase by $60,000 in future quarters to report the full quarterly impact of the amortization associated with the OCS acquisition.  Going forward, as a percentage of revenue, depreciation and amortization should be moving back down to 7% of revenue or a little bit lower.

The year-to-date income taxes increased due to the new higher federal income tax rate for 2010 which is expected to be 35%, up 1% over prior years.

Net income for the third quarter increased to $2.1 million, up 7% over the prior year, and for the nine months ended September 30, increased to $6.9 million, up 11% over the prior year.

Diluted earnings per share for the quarter increased to $0.32, up 7% over the prior year same quarter.  For the nine months, diluted earnings per share increased to $1.03, up 11% over the prior year same period.

Cash flow from operations for the first nine months of 2010 was $12.4 million.  The cash balance as of September 30, 2010, was $3.2 million.  During the quarter, the Company paid back the $1.3 million line of credit advanced to fund the working capital purchase of OCS.

With that, I’ll turn it back to you, Mike.

Mike
Thanks, Pat.

I would like to continue my review of the quarter by highlighting that NRC Picker, NRC’s largest business unit, is top-line positive.  In the third quarter, after experiencing flat to negative growth since the fourth quarter 2008, NRC Picker registered a 7% revenue gain.  Contributing to this turnaround has been increased feet on the street, excellent sales leadership, and the introduction of subscription-based pricing.  We anticipate growth at an increasing rate within NRC Picker as subscription pricing hits full stride, as will an enhanced bundling of services to all current NRC Picker clients.  The balance of the Company’s top-line growth remains strong looking out over the balance of 2010 and into 2011.  With NRC Picker now providing positive top-line contribution, it’s possible to again regain revenue growth in the 20% plus range.

Let me now turn to Illuminate, our recently launched patient outreach program for acute-care hospitals, designed to facilitate service and clinical recovery within the critical 48 hours of a patient being discharged from the healthcare facility.

Results from the earliest adopters are showing quantifiable increases in HCAHPS scores and lower re-admissions, the two key business issues Illuminate was design to positively impact.  As well, the service experience among clients of Illuminate is reported as stellar.  We are rapidly resourcing the Illuminate business unit with both current NRC associates and talent from outside the organization.  We anticipate head count to be 17-plus by year-end, largely in the area of business development.  Currently business development associates are now, and will continue, leveraging the 2,400 acute care hospitals which are clients of one or more of NRC’s business units, with a heavy focus on The Governance Institute’s 600 hospitals’ CEO members.  Everything we have learned since we announced the rollout of Illuminate during our last earnings call reinforces that we are at the right spot at the right time with the right offering.

Illuminate, as you know, is the outcome of a dedicated product development effort we established a few years back.  That product development effort has a robust pipeline of offerings at various stages of development and tests, one of which is a much enhanced set of member benefits that will be offered by The Governance Institute.  Market test of the new TGI offering has resulted in 15 charter members who have opted for the enhanced package of member benefits at a price point equal to two times the current spend.  This enhanced offering will be rolled in the first quarter out to current TGI members.  We anticipate very high take rate across its current 600 members.  Currently, in the fourth quarter, we are offering this new benefit package to the roughly 2,500 non-TGI hospital members which comprise the directly addressable market for this offering.  Early indication of acceptance is positive.

MyInnerView’s top-line growth is benefiting from product development efforts as well.  The rollout of subscription pricing, which includes a broader and more robust slate of offerings, is doing well with sales of $1.2 million to date, representing a double of average spend compared to past new contracts.  With the acquisition of OCS and its focus on the home care segment of the post acute care market, we have elected to combine OCS with MIV which also serves the post acute care market, most notably the long-term care segment.  The synergies realized will result in cross selling and bundling of their respective offerings and reduction of costs through elimination of duplication.  To this end and within the fourth quarter, we will centralize all MIV/OCS functions in Lincoln and Seattle and eliminate the cost of the Wausau operation and other duplications.  Given such, a one-time $300,000 cost for closure will be taken in the fourth quarter 2010.

Effective Monday, Jeff MacDonald joined NRC as President of NRC Picker Canada.  I’m excited about Jeff, who is yet another example of our continued focus to add materially to our leadership ranks.  Jeff comes to NRC from Lifelabs Medical Laboratory Services where, after moving up through the ranks, most recently held the position of Senior Vice President and General Manager of a $260 million business.  Jeff’s experience in the Canadian healthcare market and his proven business leadership will not only contribute across all of NRC, but will also change the growth trajectory of NRC Picker Canada.

Ticker continues its top-line grow trends in the third quarter which, given the syndicated nature of its business model, achieved a 48% operating income and accounted for 30% of the Company’s total operating income on only 13% of the Company’s sales.  Ticker is also rolling out new benefits to its subscribers which will likely help continue its track record of growth.

And finally, Payer Solutions’ third quarter performance was above expectations.  In fact, what we saw as a likely revenue decline over the course of 2010, Payer Solutions is instead growth positive both top and bottom line for the quarter as well as year-to-date.  An intriguing new Payer Solutions product offering is in market test as we speak, and I look forward to reviewing those test results with you next quarter.

In summary, 18% revenue growth for the quarter is good, but not what we consider to be great.  Nor is 18% what we desire going forward with the stable of products and massive depth of talent we have on board.

Operator, I would now like to open the call to questions, please.

Closing Statement
Thank you for your time today.  Pat and I look forward to speaking with you again next quarter.